UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 8, 2008
LAM RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-12933 (Commission File Number)	94-2634797 (IRS Employer Identification Number)
4650 Cushing Parkway
Fremont, California 94538
(Address of principal executive offices including zip code)
(510) 572-0200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
SIGNATURES

Item 8.01.	Other Events.
On February 8, 2008, Lam Research Corporation received a letter from the NASDAQ Listing and Hearing Review Council (the “Listing Council”) advising that the Listing Council has called for review the January 15, 2008 decision of the NASDAQ Listing Qualifications Panel (the “Panel”) and that the Listing Council has determined to stay the Panel’s decision to suspend Lam’s securities from trading pending further action by the Listing Council.
The Listing Council has given Lam until March 28, 2008 to make any submissions that Lam would like to be incorporated into the written record to be considered by the Listing Council. While the Company continues to work diligently to regain compliance with NASDAQ’s filing requirements, there can be no assurance that the Company will become compliant with NASDAQ requirements before the Listing Council takes any action lifting the stay.
As previously announced, Lam received letters from NASDAQ on August 27, 2007, November 7, 2007 and February 5, 2008 advising Lam that it is not in compliance with the filing requirements for continued listing as set forth in NASDAQ Marketplace Rule 4310(c)(14). These letters, which the Company had expected, were issued in accordance with standard NASDAQ procedures due to the delayed filing of Lam’s Annual Report on Form 10-K for the year ended June 24, 2007, Quarterly Report on Form 10-Q for the quarter ended September 23, 2007 and Quarterly Report on Form 10-Q for the quarter ended December 23, 2007, respectively.
On October 11, 2007, Lam Research attended a hearing before the Panel at which Lam’s management presented its plan to regain compliance with NASDAQ’s filing requirements. Following the hearing, the Panel granted the Company’s request for continued listing, subject to certain requirements. As amended, the Panel’s decision required, among other things, that the Company file with the Securities and Exchange Commission the delayed reports by February 13, 2008. This deadline has been stayed by the Listing Council’s decision.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 14, 2008

LAM RESEARCH CORPORATION
By:	/s/ Martin B. Anstice
Martin B. Anstice
Senior Vice President, Chief Financial Officer, and Chief Accounting Officer